Exhibit 99.(h)(4)

ADMINISTRATIVE SERVICES AGREEMENT

This Agreement (the “Agreement”), dated the 10th day of June, 2019 is made by and among AMERICAN BEACON FUNDS, a Massachusetts business trust, AMERICAN BEACON INSTITUTIONAL FUNDS TRUST, a Delaware Statutory Trust, (collectively, the “Trusts”), AMERICAN BEACON ADVISORS, INC., a Delaware corporation (“ABA”), and PARAMETRIC PORTFOLIO ASSOCIATES LLC, a Delaware limited liability company (“Parametric”).

WHEREAS, ABA serves as the manager and investment adviser to the Trusts; and

WHEREAS, ABA and the Trusts wish to engage Parametric to provide the limited administrative services described herein to the Trusts, and Parametric agrees to provide such services upon the terms and conditions set forth herein; and

WHEREAS, ABA and the Trusts desire to use certain excess cash balances of certain series of each Trust (each, a “Fund”) to purchase various futures contracts as directed by ABA;

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter contained, the parties hereto agree as follows:

Section 1. Engagement of Parametric. ABA and the Trusts hereby engage Parametric to act on the terms set forth in this Agreement, and Parametric agrees to provide the administrative services described herein. The parties acknowledge and agree that, in acting under this Agreement, Parametric will be acting in an administrative capacity only, will not be acting as an investment adviser or fiduciary for the Trusts, and will not be exercising investment discretion on behalf of the Trusts or ABA.

Section 2. Establishment of Accounts. ABA and the Trusts will cause the custodian(s) of the Trusts to establish and maintain a segregated account or accounts within a Fund’s custodial account structure, for and on behalf of each Fund listed on Schedule B hereto (each, an “Account”). All futures transactions, related margin requirements, and margin movements governed herein with respect to a Fund shall be recorded in that Fund’s Account.

Section 3. Service. Recognizing that each Fund shall have multiple sub accounts including the Account, Parametric is hereby given the following standing instructions: (i) Each day the New York Stock Exchange is open for business, upon receipt of necessary information from the custodian(s), determine the amount of “liquid assets” held in each Fund including, but not necessarily limited to, cash, short-term holdings, United States Treasury securities, balances in any money market fund, unsettled cash from open transactions and variation margin held in the Account for futures transactions (“Liquid Assets”), (ii) pursuant to the terms of Schedule A attached, purchase on behalf of one or more Funds utilizing one or more executing futures brokers (each, an “Executing Broker”) who shall clear such

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transaction(s) at one or more futures commission merchant(s) specified in Section VII of Schedule A (the “FCM”), futures contracts in an amount not to exceed and approximately equal to the amount by which 90% of Liquid Assets on such day exceed the outstanding amount of such futures contracts, or sell on behalf of one or more Funds utilizing one or more FCMs or Executing Brokers futures contracts in an amount approximately equal to and not less than the amount by which 90% of Liquid Assets on such day are less than the outstanding amount of such futures contracts, as appropriate, (iii) Purchase United State Treasury securities from one or more Dealers specified in Section VII of Schedule A (each, a “Dealer”) in the approximate amount of margin required, with any remaining amount being satisfied with cash margin, to be provided to the FCM with respect to such futures contracts as advised by the FCM and to direct the Dealer(s) to deliver the same to the FCM to be held as margin under the terms of the relevant Futures Account Agreement, or in instances where an FCM holds on behalf of one of more Funds excess margin in regards to such futures contracts, return excess cash or sell United States Treasury securities held by such Funds to one or more Dealers in the amount of the excess margin held by the FCM, and to direct the Dealer(s) to deliver the proceeds from such sales to the custodian(s).

Parametric shall not be responsible for any terms or requirements of any Futures Account Agreement. Each Trust hereby declares that each purchase of futures, and payment of money or delivery of securities made for each Account to an FCM or otherwise as contemplated hereby is for a proper trust purpose.

Section 4. Limitations. All Liquid Assets shall be used to purchase futures contracts solely in accordance with the instructions of ABA and the Trusts as set forth in Schedule A and Parametric is not permitted to substitute other investments for those specified in this Agreement. Subject to the limitations set forth therein, ABA may amend Schedule A from time to time, upon written notice to, and acceptance by, Parametric in writing.

Section 5. Standard of Care. (a) Parametric shall be held only to the exercise of reasonable care in the performance of its obligations under this Agreement, but shall not be held accountable or liable for any losses or damages the Trusts, any Fund or any shareholder or former shareholder thereof, ABA or any other person may suffer or incur arising from or based upon errors or delays in the determination, direction and / or execution of transactions in futures contracts or United States Treasury securities, unless such error or delay was due to Parametric’s negligence or reckless or wilful misconduct in the determination, direction and / or execution of such transactions in futures contracts or United States Treasury securities under Section 3 hereof.

Without limiting the foregoing, Parametric shall not be held accountable or liable to the Trusts, any Fund or any shareholder or former shareholder thereof, ABA or any other person for any delays or losses, damages or expenses any of them may suffer or incur resulting from

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any errors in the computation of transactions in such futures contracts, United States Treasury securities and any other amounts based upon or arising out of quotations or information if received by Parametric either (i) from a source which Parametric was authorized pursuant to Schedule A hereto to rely upon, or (ii) from a source which in Parametric’s reasonable judgment was a reliable source for such quotations.

Section 6. Representations and Warranties. Each party hereto represents and warrants that (a) it has the power to execute and deliver this Agreement, to enter into the transactions contemplated hereby, and to perform its obligations hereunder; (b) has taken all necessary action to authorize such execution, delivery, and performance; (c) this Agreement constitutes a legal, valid, and binding obligation enforceable against it; and (d) the execution, delivery, and performance by it of this Agreement will at all times comply with all applicable laws and regulations.

Section 7. Compensation. The Trusts shall calculate and pay Parametric quarterly in arrears a fee as outlined in Schedule C.

Section 8. Effective Period; Termination and Amendment. This Agreement shall become effective as of its execution and shall continue in full force and effect until terminated by a party by an instrument in writing delivered or mailed, postage prepaid to the other parties, such termination to take effect not sooner than sixty (60) days after the date of such delivery or mailing, or such shorter period as both parties hereto shall agree upon in writing. Except for Schedule A hereto (which, subject to the limitations set forth therein, can be amended by written notice from ABA to Parametric with its written consent), this Agreement may be amended by any party in writing with the consent of the other parties.

Section 9. Governing Law. This Agreement shall be construed and the provisions hereof interpreted under and in accordance with the laws of the state of Delaware.

Section 10. Assignment. This Agreement may not be assigned by any party without the written consent of the other parties.

Section 11. Severability. In the event that any provision of this Agreement is held illegal, void or unenforceable, the balance shall remain in effect.

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IN WITNESS WHEREOF, each of the parties has caused this instrument to be executed in its name and behalf by its duly authorized representative and its seal to be hereunder affixed as of this 10th day of June, 2019.

AMERICAN BEACON FUNDS
On behalf of its series listed on Schedule B, and

AMERICAN BEACON INSTITUTIONAL FUNDS TRUST
On behalf of its series listed on Schedule B

By:	/s/ Paul Cavazos
Name:	Paul Cavazos
Title:	Vice President

AMERICAN BEACON ADVISORS, INC.

By:	/s/ Paul Cavazos
Name:	Paul Cavazos
Title:	Chief Investment Officer

PARAMETRIC PORTFOLIO ASSOCIATES LLC

By:	/s/ Jack L. Hanson
Name:	Jack L. Hanson
Title:	Chief Investment Officer
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SCHEDULE A
Dated June 10, 2019
TO THE
ADMINISTRATIVE SERVICES AGREEMENT
Dated: June 10, 2019

Statement of Intent/Operating Procedures

Parametric Portfolio Associates LLC (“Parametric”) shall fulfil its duties set forth in the Administrative Services Agreement (the “Agreement”) in accordance with the following:

I.         Scope of the Engagement.

The Trusts are seeking to equitize the cash balances of certain mutual fund portfolios (each, a “Fund”) of American Beacon Funds and American Beacon Institutional Funds Trust (the “Trusts”). American Beacon Advisors, Inc. (“ABA”), as authorized by the Trusts, will manage the underlying cash balances and has directed Parametric under the terms of the Agreement to perform certain administrative functions related to the purchase and sale of futures to maintain appropriate equity exposure as directed by ABA under the Agreement. ABA and the Trusts hereby direct Parametric to equitize approximately 90% of the Liquid Assets (as defined in Section 3 of the Agreement) of each Fund (allowing for the fact that there may be de minimis amounts of the cash balance not equitized, as fractional futures contracts cannot be purchased) in order to maintain exposure for each Fund’s Liquid Assets on a daily basis, each in accordance with the instructions in this Schedule A, until otherwise directed in writing by ABA for each Fund.

Directions related to the equitized amounts, the futures contracts used and the list of approved futures commission merchants and US Treasury dealers are listed below. ABA may in its judgment direct Parametric to implement the equitization using futures other than those listed below upon written notice to, and acceptance by, Parametric in writing.

II.         Implementation.

For a new Account (as defined in Section 2 of the Agreement) of a Fund, ABA and the Trusts will direct Parametric to equitize any initial portfolio cash balances, and, on an ongoing basis, Parametric will buy and/or sell the appropriate number of approved contracts to reflect changes in the underlying cash balances using the procedures listed in Section III of this Schedule A. Such procedures may be modified by ABA with the written consent of Parametric.

III.        Daily Operating Procedures

Morning	Parametric receives necessary information from the custodian’s Mutual Fund Custody Group (“MFG”) to determine the level of Liquid Assets, including subscription and redemption activity. Liquid Assets include, but are not limited to, cash, short-term holdings, United States Treasury securities, balances in any money market fund, unsettled cash from open transactions and variation margin held in the Account for futures transactions.
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Prior to Noon	Parametric posts a daily tracking report to a secure client portal and notifies ABA when the report is available. Parametric contacts ABA if report will be delayed.
During market hours	In accordance with the Agreement and any subsequent ABA instruction, Parametric calculates 90% of Liquid Assets as the amount to be equitized and calculates the number of futures contracts to be purchased or sold for each Fund. Number of contracts is determined by size of Liquid Assets in each Fund and type of contract is specified in Section V below.
During market hours	Parametric executes trades with one or more FCMs or one or more executing brokers, to be cleared at one or more approved FCMs, as specified in Section VI below.
During business day	Parametric electronically receives trade confirmation data from FCMs. All trade data is confirmed. Trade information is processed.
Prior to 9am (next day)	Parametric sends daily calculations of variation margin to MFG which confirms these calculations with the statements received from the FCMs.

IV. Eligible Funds

See Schedule B

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V.       List of Approved Futures Contracts by Fund

Portfolio	Futures Contract	FCM
Acadian Emerging Markets Fund	MSCI EM	See Section VI
Bahl & Gaynor Small Cap Growth Fund	Russell 2000
Balanced Fund	S&P 500
Bridgeway Large Cap Growth Fund	S&P 500
Bridgeway Large Cap Value Fund	S&P 500
Diversified Fund	S&P 500
International Equity	MSCI EAFE
Large Cap Value	S&P 500
Mid-Cap Value	S&P 400
Small Cap Value	Russell 2000
The London Company Income Equity	S&P 500
Zebra Small Cap Equity	Russell 2000

VI.        List of Approved Futures Commission Merchants

A.       Goldman, Sachs & Co.

VII.       List of Approved US Treasury Dealers

Dealer
Bank of America Merrill Lynch
Barclays Capital Inc.
BNP Paribas Securities Corp.
Citadel Securities Institutional LLC
Citigroup Global Markets Inc./Salomon Brothers
Credit Suisse Securities (USA) LLC
Deutsche Bank Securities Inc.
Goldman Sachs & Co.
Jefferies & Company Inc.
JP Morgan Chase
Loop Capital Markets, LLC
Morgan Stanley & Co. Inc.
Nomura Securities International
RBC Capital Markets LLC
Societe Generale
Wells Fargo
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ACCEPTED AND APPROVED BY:

AMERICAN BEACON FUNDS
On behalf of its series listed on Schedule B, and

AMERICAN BEACON INSTITUTIONAL FUNDS TRUST
On behalf of its series listed on Schedule B

By:	/s/ Paul Cavazos
Name:	Paul Cavazos
Title:	Vice President

AMERICAN BEACON ADVISORS, INC.

By:	/s/ Paul Cavazos
Name:	Paul Cavazos
Title:	Chief Investment Officer

PARAMETRIC PORTFOLIO ASSOCIATES LLC

By:	/s/ Jack L. Hanson
Name:	Jack L. Hanson
Title:	Chief Investment Officer

Dated June 10, 2019

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SCHEDULE B

Dated: June 10, 2019

TO THE

ADMINISTRATIVE SERVICES AGREEMENT

Dated: June 10, 2019

Eligible Funds

Trust	Funds
AMERICAN BEACON INSTITUTIONAL FUNDS TRUST	Diversified Fund
AMERICAN BEACON FUNDS	Acadian Emerging Markets Managed Volatility Fund Bahl & Gaynor Small Cap Growth Fund Balanced Fund Bridgeway Large Cap Growth Fund Bridgeway Large Cap Value Fund International Equity Fund
Large Cap Value Fund
Mid-Cap Value Fund Small Cap Value Fund The London Company Income Equity Fund Zebra Small Cap Equity Fund
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SCHEDULE C
Dated June 10, 2019
TO THE
ADMINISTRATIVE SERVICES AGREEMENT
Dated: June 10, 2019

Fee Schedule

Parametric’s fee shall be based on the monthly average adjusted gross synthetic index exposure acquired by Parametric through futures positions (“Overlay Exposure”). For the purpose of determining breakpoints and application of the Minimum Quarterly Fee, all assets under advisement by American Beacon Advisors (“ABA”) and subject to Overlay Exposure shall be considered. Assets under advisement by ABA include certain assets of the AMERICAN BEACON FUNDS, the AMERICAN BEACON INSTITUTIONAL FUNDS TRUST, the AMERICAN BEACON COLLECTIVE INVESTMENT TRUSTS and the American Airlines, Inc. Master Fixed Benefit Trust (“ABA Relationships”). The following fee rates shall apply, subject to the Minimum Quarterly Fee set forth below:

	Base Fee	Market Value of Overlay Exposure	Annual Fee Expressed as a Percentage of Overlay Exposure
*Base Fee:
Up to 25 Accounts	None
26-30 Accounts	$20,000
31-35 Accounts	$40,000
Asset Based Fee:
First		$500 million	0.07%
Next		$500 million	0.065%
Above		$1 billion	0.05%

*For every five Accounts above 35 Accounts, an additional $20,000 Base Fee amount shall apply.

Minimum Quarterly Fee of $100,000. The Minimum Quarterly Fee shall be prorated across all ABA Relationships pro rata based upon the Overlay Exposure for a given ABA Relationship in relation to the total Overlay Exposure for all ABA Relationships, each measured at the end of the relevant billing quarter. In the event there is no Overlay Exposure and Parametric is providing monitoring or reporting information on an Account or Accounts, the minimum quarterly fee will apply.

Fees shall be due and payable quarterly to Parametric in arrears commencing on the date that investment management responsibility is assumed by Parametric. The applicable fee rate for a calendar quarter shall be equal to one-fourth of the above applicable annual fee rate and shall be applied against the average of the Overlay Exposure for each calendar month in the quarter. For purposes of the preceding sentence, the Overlay Exposure for a given calendar month shall be equal to the average of the Overlay Exposure for each trading day during such month (determined as of the close of business on such trading day) that the Account was maintained for each Trust. In any situation where this Agreement is terminated during a quarter in which services are

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provided, fees are charged on a pro rata basis for the portion of the quarter during which Parametric serves as manager. To apply any potential change in the base fee relating to a change in the number of Accounts, the number of Accounts shall be measured as of the last billing day of each quarter, and if the number of Accounts has changed and such change would cause an adjustment to the base fee (either upwards or downwards) such adjusted base fee shall apply for the following billing quarter. Brokerage charges, commissions, taxes and other costs incident to the purchase and sale of securities which are included in the cost of securities purchased or charged against the proceeds in the case of sale, shall ordinarily be charged. Brokerage charges, commissions, taxes and other costs incident to the purchase and sale of securities which are included in the cost of securities purchased or charged against the proceeds in the case of sale, shall ordinarily be charged to and paid out of the Account.

Funds	As defined in Section 2 of this Administrative Services Agreement dated the 10th day of June, 2019, as may be amended from time to time.
CITs	As defined in the Investment Management Agreement, as may be amended from time to time.
Plan	As defined in the Investment Management Agreement, as may be amended from time to time.
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